Exhibit 99.1 – Press Release

Online Vacation Center Holdings Corp. to Restate Previously Issued Financial Statements for Fiscal 2008, interim quarters of 2008 and first quarter of 2009

Plantation, FL – August 13, 2009 – Online Vacation Center Holdings Corp. (OTCBB: ONVC), announced today it is restating its financial statements for the year ended December 31, 2008 and all quarterly financial statements in 2008. Management and the Audit Committee of the Board of Directors have concluded that the Company’s 2008 financial statements should not be relied upon due to an error relating to the accounting for its disposition of Phoenix International Publishing LLC in March 2008, in connection with its response to a comment letter received from the U.S. Securities and Exchange Commission regarding the Company’s Annual Report on Form 10-K for fiscal 2008. As a result of the error, there was an understatement of $681,250 for both the Company's loss from discontinued operations and its net loss for every reporting period from March 31, 2008 through December 31, 2008. The Company intends to file an amendment to its 2008 Form 10-K, which will contain restated financial statements as of and for the year ended December 31, 2008. Concurrently, the Company will file an amendment to its March 31, 2009 Form 10-Q and will restate 2008 quarterly data on Form 10-Q for the second and third quarters of 2009.

About Online Vacation Center Holdings Corp.

Online Vacation Center Holdings Corp. is a Florida holding company, focused on building a network of diversified vacation marketers with a wide range of products that can be cross-sold to an extensive customer base. Online Vacation Center Holdings Corp. is one of the country's largest cruise retailers. Its portfolio of travel companies, including Online Vacation Center, Dunhill Vacations News and Curves Travel, allows customers to research, plan and purchase a vacation. The Company, based in Plantation, Florida, has been in business for over 30 years and became publicly traded in March 2006. Additional information can be found at www.onlinevacationcenter.com.

Forward Looking Statements

This press release contains forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon current expectations, assumptions and projections about Online Vacation Center Holdings Corp. ("ONVC") and its industry. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors, including, but not limited to: business and economic conditions, growth trends in the travel industry; variation in customer demand for ONVC's products and services, our dependency on travel providers for their inventory and other risks described in ONVCs Annual Report on Form 10-K for fiscal 2008 filed with the SEC on March 27, 2009 and in other SEC filings. Any forward-looking statements are based on management's beliefs as of the date of this press release and we undertake no obligation to update these statements for any reason, even if new information becomes available.